Exhibit 1.01

PAR Technology Corporation

Conflict Minerals Report

For The Reporting Period January 1, 2016 through December 31, 2016

Statements in this Conflict Minerals Report (this “Report”), which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act, including statements related to our due diligence efforts and expected actions identified under the “Due Diligence Process” section of this Report. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Factors that could cause or contribute to such differences include, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, and our ability to identify and mitigate related risks in our supply chain.  For a more complete discussion of our risk factors, see our other filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2016. We caution that undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this Report, and we undertake no obligation to update or revise any forward-looking statements, except as may be required by applicable law.

This Report has been prepared pursuant to Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, as amended (the “Rules”), for the reporting period of January 1, 2016 through December 31, 2016 (the “Reporting Period”).  The Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The minerals covered by the Rules are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “Conflict Minerals”), the trade in which sometimes benefits armed groups operating in the Democratic Republic of the Congo or an adjoining country, (consisting of Angola, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, and Zambia) (collectively, the “Covered Countries”).

Company Overview

PAR Technology Corporation, together with its subsidiaries (“we,” “us,” “our,”) provides management technology solutions, including software, hardware, and related services, integral to the point-of-sale (“POS”) infrastructure and task management, information gathering, assimilation and communications services. We deliver our management technology solutions through two operating segments – our Restaurant/Retail segment and our Government segment. Our management technology solutions for the Restaurant/Retail segment feature cloud and on-premise software applications, hardware platforms, and related installation, technical, and maintenance support services tailored for the needs of restaurants and retailers.  Our Government segment provides technical expertise in contract development of advanced systems and software solutions for the U.S. Department of Defense and other federal agencies, as well as management technology and communications support services to the U.S. Department of Defense.

Products

We have determined that certain Conflict Minerals were necessary to the functionality of certain of our hardware products that were manufactured during the Reporting Period (the “Covered Products”). We contract with third parties to manufacture our Covered Products, which are: point-of-sale terminals, temperature measuring devices, printed circuit board assemblies, video controllers, and docking stations.

Conflict Minerals Supply Chain

There are multiple tiers between us, our contract manufacturers and the source(s) of any Conflict Minerals contained in our Covered Products. Because we do not purchase Conflict Minerals directly from the mines, smelters or refiners, we rely on our contract manufacturers to report on their direct suppliers and provide information regarding the origin of any Conflict Minerals that may be contained in our Covered Products.

Reasonable Country of Origin Inquiry (“RCOI”)

We conducted a good faith RCOI for the Conflict Minerals included in our Covered Products. We designed our RCOI, in accordance with the Rules and related guidance provided by the SEC, to determine whether any of the Conflict Minerals originated in the Covered Countries and/or whether any of the Conflict Minerals came from recycled or scrap sources.  We conducted this RCOI by requesting that our contract manufacturers submit information identifying whether the products, materials or components supplied to us contained Conflict Minerals from a Covered Country. We asked that our contract manufacturers provide their responses on the Conflict-Free Sourcing Initiative (“CFSI”) Conflict Minerals Reporting Template (“CMRT”).

Due to incomplete responses from our contract manufacturers on the CMRT, we were unable to conclude that there was no reason to believe that Conflict Minerals in our Covered Products may have originated in a Covered Country.

Due Diligence Process

Based on information obtained during the due diligence process, we cannot provide a list of countries or known facilities that provided the Conflict Minerals contained in our Covered Products.  The responses we received from our contract manufacturers did not indicate the countries of origin or specific facilities which sourced the Conflict Minerals. In addition, we do not have direct contractual relationships with smelters and refiners; instead, we rely on our contract manufacturers to gather and provide specific information regarding smelters.

We encountered the following challenges in obtaining and analyzing the responses we received on the CMRT:

•	We are dependent on information received from our contract manufacturers and their suppliers to conduct our due diligence;

•	The information that our contract manufacturers provided to us was received from their suppliers, and this information was not always complete;
•	Our contract manufacturers have a varied supplier base with differing levels of resources and sophistication, and many of their suppliers are not themselves subject to the Rules; and
•
Our contract manufacturers provided responses on a company wide basis rather than on the basis of the products supplied to us and, as a result, we are unable to determine which, if any, of the smelters and countries of origin listed in their responses were the actual source of the Conflict Minerals contained in our Covered Products.

As a result of conducting due diligence on our supply chain, we were not able to determine the countries of origin of the Conflict Minerals contained in our Covered Products. Our due diligence efforts included and will continue to include (i) communicating with our contract manufacturers to maintain accurate records of requests for information and the corresponding responses and (ii) reviewing the responses of our contract manufacturers and following up on incomplete or insufficient information.  As part of our ongoing commitment to meet our obligations under the reporting requirements of the Rules, in 2017, we intend to (i) enhance our communication processes and improve our due diligence data accuracy in order to mitigate the risk that the Conflict Minerals used in our Covered Products are from Covered Countries or could benefit armed groups in Covered Countries and (ii) adopt a Conflict Mineral policy. In general, we plan to enhance our due diligence process within the supply chain with the goal of minimizing risks associated with Conflict Minerals in our Covered Products.  We intend to meaningfully engage with our contract manufacturers to acquire accurate and complete information about the supply chain.  Our goal is to ensure responsible sourcing of material and that all existing and future manufacturer engagements do not involve the sourcing of Conflict Minerals from the Covered Countries.